Exhibit 10.31

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made and entered into on the 7th day of October, 2011 by and between PARKWAY PROPERTIES, INC., a Maryland corporation with offices at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195 (the “Company”) and STEVEN G. ROGERS, residing at 2659 Lake Circle Drive, Jackson, Mississippi 39211 (the “Executive”).

RECITALS:

WHEREAS, the Executive is the President and Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive each agrees that it is in their respective best interest to reduce to writing all considerations with respect to Executive’s resignation from employment with the Company on or about December 31, 2011.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Resignation as Officer; Transition Period.

(a) The Executive hereby resigns from any and all officerships, directorships, committee memberships and all other elected or appointed positions, of any nature, that the Executive holds with the Company or any of its subsidiaries or affiliated companies, effective as of the close of business on December 31, 2011, and the Company hereby accepts that resignation.

(b) During the Transition Period (as defined in Section 4) the following terms and conditions will apply:

(i) Unless and until otherwise notified by the Company, the Executive shall retain the same title, and shall continue to perform the same duties, as prior to this Agreement, except as otherwise directed by the Executive Chairman.

(ii) The Company shall continue to pay the Executive his current base salary and to provide his existing benefits, which are summarized in Exhibit A.

(iii) If and to the extent the Company so elects and so notifies the Executive, then for the duration of the Transition Period the Executive will remain bound by the terms and conditions of this Agreement, but otherwise will have only such duties, if any, as are assigned to him by the Executive Chairman.  Service by the Executive following notice from the Company as provided in this Paragraph (iii) shall not be construed as termination of the Executive’s employment by the Company for purposes of this Agreement.

(c) If the Executive wishes to terminate his employment prior to December 31, 2011, he shall provide not less than 30 days prior written notice to the Company.  The Company may terminate the Executive’s employment prior to December 31, 2011 (i) without Cause, upon 30 days written notice, or (ii) for Cause, as defined in Section 4, upon written notice.  If the Executive’s employment is terminated prior to December 31, 2011, paragraph (ii) of Section 1(b) will apply through December 31, 2011, unless the Company has terminated his employment for Cause.

2. Severance Benefits.

(a) Subject to the terms and conditions of this Agreement, the payments, benefits and accommodations described in subsections (b), (c), (d), (e) and, if applicable, (f) below, and in Sections 10(d) and 10(e), shall be paid or provided to the Executive or on the Executive’s behalf if:

(i) the Executive (A) remains employed by the Company through December 31, 2011, (B) voluntarily terminates his employment with the Company prior to December 31, 2011 after furnishing not less than 30 days prior written notice to the Company, or (C) is terminated by the Company on or before December 31, 2011 other than for Cause, and

(ii) the Executive has signed the Waiver and Release (as defined in Section 3(a)) and the revocation period described in Section 3 has expired without the Executive having revoked the Waiver and Release (provided, however, that the benefits described in Section 2(d) shall be provided following the Termination Date, but shall be terminated in accordance with Section 3(c), if the Executive fails to sign the Waiver and Release within the applicable period or if the Executive signs but thereafter revokes the Waiver and Release within the revocation period).

(b) The Company shall pay to the Executive, in a lump sum cash payment on or before the third (3rd) business day after the expiration of the revocation period described in Section 3, but in no event later than March 15, 2012 (provided that the conditions stated in Section 2(a) have been met), the sum of $2,931,076, less Applicable Deductions.

(c) The Company shall deem the Restricted Shares previously issued to the Executive and set forth in Exhibit B to be fully vested as of the day before the Termination Date, and thereafter shall deliver to the Executive such number of Common Shares, and the accrued and unpaid dividends with respect to those Shares (as shown on Exhibit B), less Applicable Deductions, on or before the third (3rd) business day after the expiration of the revocation period described in Section 3, but in no event later than March 15, 2012 (provided that the conditions stated in Section 2(a) have been met).  The shares and dividend accruals shall be delivered or paid on such date notwithstanding any contrary provision of the Company’s 2003 Equity Incentive Plan, as amended, the Company’s 2010 Omnibus Equity Incentive Plan, as amended, or any award agreement issued under either such plan.

(d) The Company shall permit the Executive to continue the coverage of the Executive and the Executive’s previously covered spouse and dependents, if any under the Company’s self-insured group health plan identified in Exhibit A (the “Health Plan”) during the period (the “Subsidized Continuation Period”) which ends on the earlier of (i) 24 months after the Termination Date or (ii) the date on which the Executive becomes eligible for health coverage for himself and his previously covered spouse and dependents under Medicare or a health plan sponsored by a new employer of the Executive, and for as long as such coverage is continued, the Company shall pay the same amount towards the required premium as the Company pays for comparable Health Plan coverage of similarly situated active employees.  If the Executive or the Executive’s previously covered spouse and/or dependents are not eligible to continue Health Plan coverage for any portion of the Subsidized Continuation Period for any reason, the Company will permit the Executive and the Executive’s covered spouse and/or dependents to elect to continue coverage pursuant to COBRA, and pay the same amount toward the required COBRA premium as the Company pays for comparable Health Plan coverage of similarly situated active employees for the remainder of the Subsidized Continuation Period.  After the end of the Subsidized Continuation Period, the Company will permit the Executive, and the Executive’s previously covered spouse and/or dependents, to elect to continue coverage to the extent they are so entitled pursuant to COBRA.

(e) The Company shall permit the Executive to retain his cell phone, iPad and home computer as his own property.

(f) In the event of the death of the Executive during the term of this Agreement but before the Executive has received all of the benefits described in Sections 2(b) and 2(c) above, the Company shall pay or provide such benefits within thirty (30) days following the date of death to the Executive’s surviving spouse, to whom the Executive was legally married on the date of his death.  If the Executive is not survived by his spouse then such benefits shall be paid or provided to the beneficiary designated in writing for this purpose by the Executive, or failing such a designation, to the Executive’s estate.  In addition, if the Executive’s surviving spouse and/or dependents continue coverage under the Health Plan following the Executive’s death, the Company will continue to pay a portion of the COBRA premium for the remainder of the Subsidized Continuation Period described in Section 2(d).  After the end of the Subsidized Continuation Period, or at such earlier time as the Executive’s surviving spouse and dependents are not eligible to continue Health Plan coverage, the Company will permit the Executive’s surviving spouse and dependents to elect to continue coverage to the extent they are so entitled pursuant to COBRA.

(g) The Executive agrees that he is not entitled to any other compensation (including, but not limited to, salary or bonuses) or benefits of any kind or description from the Company, or from or under any employee benefit plan or fringe benefit plan sponsored by the Company, other than as described above and except for any benefits he is or may become entitled to under the Parkway Properties 401(k) Profit Sharing Retirement Plan.

(h) The Company represents and warrants to the Executive that, during the 12-month period preceding the date of this Agreement, there has not occurred a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as those concepts are construed under Section 280G of the Internal Revenue Code.

3. Executive’s Waiver and Release.

(a) The Company shall not be obligated to provide any of the benefits described in Sections 2(b), 2(c), 2(d), 2(e) or 2(f) above unless, prior thereto, the Executive has duly executed a waiver and release that is substantially in the same form as Exhibit C attached to this Agreement (the “Waiver and Release”); provided, that the Executive’s failure to sign the Waiver and Release or his revocation of same will not affect the Executive’s right to elect continued Health Plan coverage pursuant to COBRA as provided in Section 2(d).

(b) On the Termination Date, the Company shall deliver the Waiver and Release to the Executive for his signature.  The Executive shall have twenty-one (21) days to consider whether to sign the Waiver and Release.  Furthermore, the Executive may revoke the Waiver and Release within seven (7) calendar days following his execution thereof.

(c) If the Executive fails to sign the Waiver and Release within the twenty-one (21) day period following its delivery to him, or if the Executive signs but thereafter revokes the Waiver and Release within the seven (7) day revocation period, the Executive (and the Executive’s surviving spouse and heirs and administrators, if applicable) shall forfeit all rights to the payments, benefits and accommodations identified in Sections 2(b), 2(c), 2(d), 2(e), 2(f), 10(d) and 10(e), subject to the proviso at the end of Section 3(a).

4. Meaning of Certain Terms.

For purposes of this Agreement, the following terms shall have the meanings stated below:

(a) “Applicable Deductions” shall include, but shall not be limited to, all federal, state or local taxes required to be withheld from amounts paid to Executive pursuant to this Agreement or otherwise due from the Company, including any withholding taxes with respect to the benefits provided or to be provided hereunder, including any benefits pursuant to Section 2(d) and the accommodations furnished under Sections 10(d) and 10(e), and any other amounts that the Company may be legally required to deduct or that Executive has voluntarily elected to have deducted from his earnings.

(b) “Cause” shall mean any of the following conduct by the Executive:

(i) The deliberate and intentional breach of any material provision of this Agreement, which breach Executive shall have failed to cure within thirty (30) days after Executive’s receipt of written notice from the Company specifying the nature of the Executive’s breach;

(ii) The deliberate and intentional engaging by Executive in gross misconduct that is materially and demonstrably inimical to the best interests, monetary or otherwise, of the Company; or

(iii) Conviction of a felony or conviction of any crime involving moral turpitude, fraud or deceit.

(c) “COBRA” means Part 6 of Subtitle B of Subchapter I of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(d) “Common Shares” shall mean the shares of common stock, par value $0.001 per share, of the Company.

(e) “Restricted Share” shall mean a Common Share granted to the Executive pursuant to the Company’s 2003 Equity Incentive Plan, as amended, or the Company’s 2010 Omnibus Equity Incentive Plan, as amended.

(f) “Termination Date” means the date on which the Executive’s employment with the Company terminates for any reason.

(g) “Transition Period” means the period beginning on the date of this Agreement and ending on the Termination Date.

5. Non-Disparagement.

The parties agree that this Agreement reflects the amicable separation of parties who genuinely respect and value each other.  They agree that neither of them will ever represent it as anything else.  More specifically, even if some disagreement should arise regarding the performance of this Agreement, the Executive will not, and will direct all those who speak for him or act as his representative not to, disparage the character, reputation, competence or business judgment of the Company or any of its directors, officers and representatives, and the Company will not, and will assure that its directors, officers and representatives do not  disparage the character, reputation, competence or business judgment of the Executive.  The covenant of each party shall extend to all public disclosures and to private communications and meetings with analysts, investors, partners, bankers, investment bankers and others with whom the Executive routinely corresponded during his employment with the Company.

6. Covenants as to Confidential Information and Competitive Conduct.

(a) The Executive hereby acknowledges and agrees as follows: this Section 6 is necessary for the protection of the legitimate business interests of the Company; the restrictions contained in this Section 6 with regard to geographical scope, length of term, and types of restricted activities are reasonable; the Executive has received adequate and valuable consideration for entering into this Agreement; and the Executive’s expertise and capabilities are such that his obligations hereunder and the enforcement hereof by injunction or otherwise will not adversely affect the Executive’s ability to earn a livelihood.

(b) The Executive agrees that the Executive will not, directly or indirectly, without the express written approval of the Company, unless directed by applicable legal authority (including any court of competent jurisdiction, governmental agency having supervisory authority over the business of the Company or its subsidiaries, or any legislative or administrative body having supervisory authority over the business of the Company or its subsidiaries) having jurisdiction over the Executive, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself or of any person, corporation, or other entity other than the Company:

(i) any nonpublic information concerning any financial, accounting or tax matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company, its subsidiaries or affiliated or related parties, or

(ii) any proprietary management, operational, trade, technical, or other secrets or any other proprietary information or other data of the Company, its subsidiaries or affiliated or related parties,

which has not been published and is not generally known outside of the Company. The Executive acknowledges that all of the foregoing constitutes confidential and proprietary information which is the exclusive property of the Company.

(c) For a period of two years beginning on the Termination Date (the “Restrictive Period”), the Executive shall not, directly or indirectly, without the prior written consent of the Company’s President:

(i) conduct, or render services to any person, firm, corporation, association, or other entity which conducts, a business that is the same as or similar to any business conducted by the Company or its affiliated entities as of the Termination Date within the states and territory in which the Company or its affiliated entities is or are then doing business; or

(ii) solicit or hire or attempt to solicit or hire any employee of the Company or its subsidiaries or affiliated or related parties, or induce or encourage any such employee to terminate their employment with the Company or its affiliated or entities;

provided, that the provisions of Paragraph (i) shall not be deemed to prohibit the Executive from engaging in the businesses or activities identified in Exhibit D.  In the event the Executive violates any of the provisions contained in this Section 6, the Restrictive Period shall be increased by the period of time from the commencement by the Executive of any violation until such violation has been cured to the satisfaction of the Company.

(d) The Executive acknowledges and agrees that any breach of this Section 6 will result in immediate and irreparable harm to the Company, and that the Company cannot be reasonably or adequately compensated by damages in an action at law. In the event of any breach of this Section 6 by the Executive, the Company shall be entitled  to immediately cease to pay or provide the Executive or the Executive’s dependents any compensation or benefit being or to be paid or provided to the Executive pursuant to this Agreement, and also to obtain immediate injunctive relief restraining the Executive from conduct in breach of the covenants contained in this Section 6.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach, including the recovery of damages from the Executive.

7. Confidentiality.

Each of the Executive and the Company agrees to keep the terms and the existence of this Agreement confidential and not to disclose any information concerning the existence or terms of this Agreement or provide a copy of this Agreement to anyone, except as required by applicable law (including, without limitation, federal and state securities laws) and except for the parties’ respective attorneys, accountants and professional advisers and the Executive’s spouse.

8. Breach of Agreement.

The Executive agrees that if he violates any of the terms of this Agreement, the Company may pursue whatever rights it has under this Agreement, whether in law or in equity, without affecting the validity and enforceability of the Waiver and Release contemplated by Section 3 of this Agreement.

9. Company Property, Records, Files, and Equipment.

Except as provided in Section 2(e), and except as specifically approved by the Company prior to the Termination Date, the Executive agrees he will return all records, files, lists, drawings and documents of the Company and all Company-owned equipment in his possession within ten (10) days after the Termination Date; provided that the Executive may retain any information stored in any electronic device in an automatic back up or archive system, subject to the confidentiality obligations set forth in this Agreement.

10. Agreements Regarding Post-Transition Period.

(a) During the period from the date hereof through December 31, 2012, the Executive agrees to use his commercially reasonable efforts to assist, advise, provide consultation and cooperate with the Company if the Company so requests on issues that arose or were in any way developing during his employment with the Company, subject to the Executive’s availability given his employment obligations, if any, and personal obligations at that time. The Executive shall furnish such assistance, advice, or cooperation to the Company as the Company shall reasonably request and as is within the Executive’s reasonable capability. Such assistance, advice, and cooperation may include, but shall not be limited to, the preparation for, or the conduct of, any litigation, investigation, or proceeding involving matters or events which occurred during the Executive’s employment by the Company as to which the Executive’s knowledge or testimony may be important to the Company. In connection with the preparation for, or the conduct of such litigation, investigation, or proceeding as described in the preceding sentence, the Executive shall promptly provide the Company with any records or other materials in his possession that the Company shall request in connection with the defense or prosecution of such litigation, investigation or proceeding. If and to the extent that the Company requests that the Executive attend a meeting, deposition, or trial, the Company shall pay or reimburse the Executive for his travel expenses reasonably incurred in the course of providing such cooperation. The Company shall make such payment or reimbursement within thirty (30) days of receipt of reasonable substantiating documentation from the Executive but in no event later than the end of the calendar year following the year in which such expenses were incurred. The level of services the Executive will perform under this Section 10 shall in no event be more than 20 percent of the average level of services he performed during the thirty six (36) month period before termination of his employment, and the Company anticipates a level of services significantly below that 20 percent limit.

(b) The Company hereby reaffirms its obligations under the Indemnification Agreement dated March 27, 2000 between the Company and the Executive, as well as the obligations of the Company with respect to indemnification and advancement of expenses as set forth in the charter and bylaws of the Company as in effect on the date of this Agreement.

(c) To the extent permitted by applicable law, Parkway Realty Services LLC, or any other affiliate of the Company that is a licensed real estate broker in the State of Mississippi, (the “Broker”) shall act as broker of record in connection with Executive’s license as a real estate salesperson for a period of one year following the Termination Date; provided, however, that the Broker may terminate this relationship at any time upon five days’ notice to Executive if the Broker is required to incur any direct or indirect costs as a result of this arrangement or reasonably believes that this arrangement may jeopardize Broker’s license or subject the Broker or its officers, directors, managers or employees to any disciplinary action in the State of Mississippi or otherwise.  Executive shall, to the extent permitted by law, indemnify, defend and hold harmless Broker, its officers, directors, managers, employees and agents, from and against every claim, liability, damage, loss or expense (“Claim”) arising by statute or at common law, in tort or by contract or under any other legal theory in favor of any person or entity, including Broker’s employees, on account of claims arising out of or in connection with the services rendered by Executive as a licensed real estate salesperson.  The Claims covered hereunder include, but are not limited to, settlements, expenses of insurance deductibles, judgments, court costs, reasonable attorneys’ fees and other litigation expenses, fines, and penalties.  This indemnification provision shall survive termination of this Agreement.

(d) The Company shall permit the Executive to use an appropriate office in a Company-owned office building selected by the Company, rent-free, for a period of up to one year following the Termination Date.

(e) Through March 31, 2012, the Company shall permit the Executive to utilize the services of an administrative assistant assigned by the Company for a reasonable number of hours (not more than two hours per week).

(f) The Company shall reimburse the Executive for up to $5,000 in legal fees incurred in connection with this Agreement.  Such amount will be paid to the Executive within 30 days after receipt by the Company of appropriate documentation.

11. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi applicable to contracts executed in and to be performed in that State without regard to its conflicts of laws provisions.

12. Waiver.

The waiver by a party hereto of any breach by the other party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by a party hereto.

13. Assignment.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Executive.

14. Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15. Notices.

Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and personally delivered or when sent by first-class, certified, or registered mail, postage prepaid, return receipt requested:

(a) in the case of the Executive, to his principal residence address, and

(b) in the case of the Company, to the address of its principal place of business as set forth above, to the attention of the Executive Chairman (prior to the Termination Date) or to the attention of the President/CEO (on and after the Termination Date).

16. Entire Agreement.

This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and supersedes any obligations of the Company and the other Releasees, as such term is defined in the Waiver and Release, under any previous agreements or arrangements, except as otherwise provided in this Agreement or in the Waiver and Release. The provisions of this Agreement may not be amended, modified, repealed, waived, extended, or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension, or discharge is sought. This Agreement may be executed in one or more counterparts (including by facsimile signature), all of which shall be considered one and the same instrument, and shall be fully executed when one or more counterparts have been signed by and delivered to each party.

17. Section 409A

The Executive represents that he has conferred with counsel and has been advised, and believes in good faith, that the six (6) month delay required for “specified employees” pursuant to section 409A of the Internal Revenue Code of 1986, as amended, does not apply to the benefits provided hereunder because such payments do not constitute “deferred compensation” within the meaning of section 409A.  Executive acknowledges and agrees that he shall be solely responsible for any additional taxes, penalty or interest that may be imposed by section 409A of the Code on any such payments and or benefits if any such tax, penalty or interest is imposed by the Internal Revenue Service.

18. Headings.

The descriptive headings used herein are used for convenience of reference only and shall not constitute a part of this Agreement.

IN WITNESS WHEREOF, the Executive and the Company, by its duly authorized representative, have signed this Agreement as of the date set forth above.

THE EXECUTIVE:

/s/ Steven G. Rogers
Steven G. Rogers

THE COMPANY:

PARKWAY PROPERTIES, INC.

By: /s/ James R. Heistand
        James R. Heistand, Executive Chairman

EXHIBIT A

Executive’s Current Benefits

1.	Parkway Properties 401(k) Profit Sharing Retirement Plan

2.	Parkway Properties Welfare Benefits Plan, which includes:

A.	Health insurance

B.	Life insurance

C.	Dental insurance

D.	Vision coverage

E.	Temporary disability insurance

F.	Long term disability insurance, including officers’ voluntary additional coverage

G.	Travel insurance (death or injury coverage)

H.	Long-term care insurance

3.	Parkway Properties Cafeteria Plan

4.	Workers compensation insurance

5.	Parking benefit

6.	Employee assistance plan

7.	Wellness program

EXHIBIT B

Executive’s Restricted Shares

Plan	Grant Date	No. of Shares
GEAR UP	January 14, 2008	6.250
2009 Annual Incentive	February 3, 2009	6,000
FOCUS 2011	January 14, 2011	1,485
FOCUS 2010	July 12, 2010	1,485
2009 Annual Incentive	February 3, 2009	6,000
FOCUS 2011	January 14, 2011	1,485
FOCUS 2010	July 12, 2010	1,485
FOCUS 2011	January 14, 2011	1,485
FOCUS 2010	July 12, 2010	1,485
FOCUS 2011	January 14, 2011	1,485

Accrued and Unpaid Dividends:

The accrued and unpaid dividends to be paid to Executive shall be $26,567 if the Termination Date takes place on or after the record date for the Company’s dividend to be declared in November 2011 and $24,419 if the Termination Date takes place prior to such date.

EXHIBIT C

Form of Waiver and Release

1. (a)           Executive, for himself and his heirs, successors and assigns, in consideration of the sums and benefits described in Sections 2(b), 2(c), 2(d), 2(e) and 2(f) of the attached Transition Agreement, does hereby forever discharge and release the Company, and its parent, subsidiary and affiliated companies, and its and their agents, officers, shareholders, directors, employees, successors and assigns, and each and all of the foregoing (referred to in this Agreement as “Releasees”) individually and collectively, from any and all claims, charges, demands, causes of action, damages, complaints, expenses and compensation which Executive now has or may in the future have, or which any person or entity may have on his behalf, on account of or arising out of any matter or thing which has happened, developed or occurred prior to Executive’s signing this instrument, including, without limitation, all claims, charges, demands, causes of action, damages, complaints, expenses and compensation arising from Executive’s employment with the Company, Executive’s separation of employment with the Company, Executive’s other relationships and dealings with the Company and other Releasees, and Executive’s separation from such other relationships or dealings.  Executive hereby waives any and all such claims, charges, causes of action, demands, damages, complaints, expenses and compensation of any type or description that he has or might have against the Company and/or any of the other Releasees.  Notwithstanding the foregoing, the release and waiver set forth in this instrument shall not, and is not intended in any way to, release or modify (i) any obligation of the Company or any successor under the Transition Agreement to which this instrument is attached or (ii) any obligation of the Company or any successor to indemnify or to advance expenses to the Executive under the Indemnification Agreement referenced in Section 10(b) of the Transition Agreement or under the charter or bylaws of the Company.  This release, discharge and waiver includes, but is not limited to, any claims, charges, demands, causes of action, damages, complaints, expenses and compensation (collectively called “claims”) arising out of or under the following:

(i) The Federal Age Discrimination in Employment Act of 1967, as amended, which, among other things, prohibits discrimination in employment on account of a person’s age.

(ii) The Federal Title VII of the Civil Rights Act of 1964, as amended, which, among other things, prohibits discrimination in employment on account of a person’s race, color, religion, sex, or national origin.

(iii) 42 U.S.C. §1981, as amended, which, among other things, prohibits certain race discrimination.

(iv) The Federal Equal Pay Act of 1963, as amended, which, among other things, prohibits, under certain circumstances, discrimination in pay on the basis of sex.

(v) The Federal Employee Retirement Income Security Act of 1974, as amended, which, among other things, regulates pension and welfare plans and, which, among other things, prohibits interference with individual rights protected under the statute.

(vi) The Americans With Disabilities Act, as amended, which, among other things, prohibits discrimination relating to employment on account of a person’s handicap or disability.

(vii) Executive Order 11246 (applicable to Federal Government contractors and subcontractors), which, among other things, requires affirmative action for and prohibits discrimination against individuals by reason of race and sex.

(viii) The Vietnam-Era Veterans’ Readjustment Assistance Act of 1974, as amended (applicable to Federal Government contractors and subcontractors), which, among other things, requires affirmative action for and prohibits discrimination against individuals by reason of their status as a veteran or a disabled veteran.

(ix) The Rehabilitation Act of 1973, as amended (applicable to Federal Government contractors and subcontractors), which, among other things, requires affirmative action for and prohibits discrimination against individuals by reason of handicap or disability.

(x) The Immigration and Nationality Act, as amended, which, among other things, prohibits discrimination against employees because of citizenship.

(xi) The Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, which, among other things, prohibits discrimination on account of a person’s service in the uniformed services of the United States or any state.

(xii) The National Labor Relations Act, as amended, which, among other things, prohibits discrimination against an employee for engaging in concerted activities.

(xiii) The Worker Adjustment Retraining and Notification Act, which, among other things, requires notice to employees prior to plant closings and mass layoffs, as defined in the law.

(xiv) Section 806 of the Sarbanes-Oxley Act of 2002, as amended, which, among other things, prohibits, under certain circumstances, discrimination against an employee for participating or assisting in an investigation or proceeding regarding violations of Federal fraud laws or Securities and Exchange Commission rules and regulations.

(xv) The Family and Medical Leave Act of 1993, as amended, which, among other things, affords employees the right under certain circumstances to take a leave from work and prohibits discrimination against employees for taking such leave.

(xvi) The Genetic Information Nondiscrimination Act of 2008, which, among other things, prohibits discrimination in employment based on genetic information.

(xvii) Section 23-15-871 of the Mississippi Code, as amended, which, among other things, prohibits an employer from requiring an individual to vote for a certain candidate in any election campaign.

(xviii) Section 45-9-55 of the Mississippi Code, as amended, which, among other things, prohibits, under certain circumstances, an employer from prohibiting the transportation or storage of firearms on the employer’s property.

(xix) Sections 71-7-1 et seq. of the Mississippi code, as amended, which, among things, establish certain procedures regarding the use of drug and alcohol testing in employment.

(xx) Section 61-7-33 of the Mississippi Code, as amended, which, among other things, prohibits, under certain circumstances, an employer from requiring as a condition of employment that an individual abstain from smoking or using tobacco products during non-working hours.

(xxi) Any Federal, State or local law or rule, regulation, executive order or guideline, including, but not limited to, those laws specifically described above.

(xxii) All constitutional violations, defamation, wrongful discharge, attorney fees, costs, breach of contract, breach of implied contract, negligence of any kind, including, but not limited to, negligent performance of contractual obligations, breach of the covenant of good faith and fair dealing, tortious interference with business and/or contractual relationship (or prospective relationship), violation of the penal statutes, retaliatory discharge, whistle-blower’s claims, estoppel of any kind, loss of consortium, exemplary damages, negligent and/or intentional infliction of mental or emotional distress, discrimination, harassment and/or retaliation or wrongful action which has been or could have been alleged under the common law, any civil rights or equal opportunity employment law, or any other statute, regulation, ordinance or rule.

(xxiii) Any oral or written contract of employment with the Company, and/or other Releasees, express or implied, or any oral or written agreement, express or implied, purporting to establish terms and conditions of employment or addressing termination of employment.

(b) Executive specifically understands and agrees that the separation of him from his employment does not violate or disregard any oral or written promise or agreement, of any nature whatsoever, express or implied.  If any contract or agreement of employment exists concerning the employment of Executive by the Company and/or other Releasees, or the terms and conditions of such employment or the termination of such employment, whether oral or written, express or implied, that contract or agreement is hereby terminated and is null and void.

(c) This release includes, but is not limited to, a waiver, discharge and release by Executive of the Company and other Releasees from any damages or relief of whatever nature or description which may arise from any of the claims waived, discharged or released including, but not limited to, compensatory and punitive damages and equitable forms of relief, as well as any claim for attorneys fees or costs, which may arise from any of the claims waived, discharged or released.

(d) Executive agrees that this release may be enforced in any court, federal, state or local, and before any administrative agency or body, federal, state or local.

2. (a)           Except as otherwise provided in this Section, Executive agrees not to commence or continue any action or proceeding in any court, federal, State or local, concerning any claim arising in connection with Executive’s employment with the Company or other Releasees or Executive’s separation from such employment or any other matters included in the release if and to the extent that any such claim is waived and released in this release.

(b) Executive also agrees, except as otherwise provided in this Section, that if a claim or anything else included in the release should be prosecuted in his name before any court or administrative agency, he waives and agrees not to take any award of money or other damages and will immediately request in writing that the claim or matter on his behalf be withdrawn.

(c) Nothing contained in this Agreement prohibits Executive from seeking a determination by a court of competent jurisdiction that this release is, in whole or in part, invalid under applicable law. To the extent of such determination, Executive may assert claims or other matters included in this release, subject to final determination on appeal.

3. Executive further agrees that he has not sustained any disabling personal injury and/or occupational disease which has resulted in a loss of wage earning capacity during his employment with the Company or other Releasees or due to separation from that employment and that he has no personal injury and/or occupational disease which has been contributed to, or aggravated or accelerated in a significant manner by his employment with the Company or other Releasees and/or  separation from that employment.

4. The Transition Agreement provides Executive with sums of money and benefits which include sums and benefits that Executive is not otherwise entitled to receive.

5. Executive represents and warrants that the Company has encouraged and advised Executive in writing, prior to signing this Agreement, to consult with an attorney of Executive’s choosing concerning all of the terms of this Agreement and the Transition Agreement and Executive’s separation from employment with the Company.

6. Executive represents and warrants that the Company has given Executive a reasonable period of time, of at least twenty-one (21) days, for Executive to consider all the terms of this instrument and for the purpose of consulting with an attorney if Executive so chose.  A draft of the Transition Agreement and this instrument was first given to Executive on September 16, 2011.  If this instrument has been executed by Executive prior to the end of the twenty-one (21) day period, Executive represents that he has freely and willingly elected to do so.  It is understood that the Company shall have the right to revoke the Transition Agreement anytime after the end of the twenty-one (21) day period provided above if Executive has not signed this instrument prior to such revocation.

7. Executive represents and warrants that he enters into this Agreement voluntarily, of his own free will, without any pressure or coercion from any person or entity, including, but not limited to, the Company or any of its representatives.

8. Executive agrees that his  separation from employment with the Company and other Releasees shall be final, and he shall not apply for, nor is he eligible for, employment with the Company at any time in the future.  Executive represents and warrants that he has no interest in future employment with the Company.

9. This instrument may be revoked by Executive within seven (7) days after the date this instrument is signed by Executive, by giving notice of revocation to the Executive Chairman of the Company.  The Transition Agreement shall not become effective or enforceable until the revocation period has expired and none of the payments provided or benefits described in Sections 2(b), 2(c), 2(d), 2(e) and 2(f) of the Transition Agreement shall be made or provided until after the revocation period has expired with no revocation.

10. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

EXECUTIVE HEREBY EXPRESSLY WARRANTS AND REPRESENTS THAT, BEFORE ENTERING INTO THIS AGREEMENT, HE HAS RECEIVED A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT, THAT HE HAS FULLY READ, INFORMED HIMSELF OF AND UNDERSTANDS ALL THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF ALL PROVISIONS OF THIS AGREEMENT, AND THAT HE CONSIDERS ALL SUCH PROVISIONS TO BE SATISFACTORY.

EXECUTIVE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT NO PROMISE OR REPRESENTATION OF ANY KIND HAS BEEN MADE, EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT AND IN THE TRANSITION AGREEMENT.

EXECUTIVE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT HE ENTERS INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

Dated: ______________________, 2011                                                                           ___________________________________
Steven G. Rogers

EXHIBIT D

Executive’s Permissible Business Activities

Executive may engage in the ownership, development and brokerage of commercial and residential real estate in the State of Mississippi and consulting and advisory work, including tenant representation, in connection therewith; provided that he will not engage in consulting and advisory work as tenant representative for any entity in connection with the leasing of space from any property owned or managed by the Company or its affiliates.

Executive may sit on boards of directors of public and private entities, including REITs and other real estate businesses and investors, and advise those boards; provided that he will not serve on the board of, or so advise, any entity that has as its principal line of business investing in commercial office properties.

Executive may provide consulting and advisory work to pension funds, banks and other financial institutions and investors (other than an entity or institution that has as its primary line of business investing in commercial office properties); provided that Executive will not accept any such engagement from the Texas Teachers Retirement System or the Ohio Public Employees Retirement System and related entities if the engagement would require Executive to consult or advise on any matter or project in any geographic market in which the Company or an affiliate owns property, or the Company has proposed to enter such geographic market, as of the date of this Agreement or otherwise involving the Company or any affiliate.